Exhibit 10.32

STOCK AGREEMENT

This STOCK AGREEMENT (“Agreement”) is entered into as of March 5, 2020, by and among COMSOVEREIGN HOLDING CORP., a Nevada corporation (“COMSovereign”) and Mark Vanderbeek, a Canadian resident and citizen, (“Lender”).

WHEREAS, COMSovereign has arranged and will benefit directly and indirectly from a loan being provided to COMSovereign’s subsidiary, Sovereign Plastics LLC, by the Lender in the principal amount of up to FIVE HUNDRED THOUSAND DOLLARS and 00/100 ($500,000.00) pursuant to that certain OID Promissory Note of even date herewith by and between COMSovereign, as parent, Sovereign Plastics, LLC, as borrower, and the Lender, as lender (hereinafter the “Note”); and

WHEREAS, as a condition to the agreement of the Lender entering into the Note and the making of the requested Term Loan thereunder, as further consideration for Lender making the Term Loan, COMSovereign, agreed, on the day of the closing of the Term Loan pursuant to the Note, to sell and issue to Lender Fifty-Thousand (50,000) shares of the common stock of COMSovereign for the purchase price of One Cent ($0.01) per share (the “Shares”).

NOW, THEREFORE, in consideration of the premises and as further consideration for Lender making the Term Loan and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, COMSovereign and Lender agree as follows:

1. Delivery of Shares. Upon the date of the closing of the Term Loan contemplated by the Note, Lender shall pay COMSovereign the amount of $500.00 as payment for the Shares. COMSovereign shall issue and deliver the shares in electronic form into the Lenders book-entry account at the transfer agency. The Shares shall be validly issued, unencumbered and non-assessable.

2. Representations and Warranties of COMsovereign. COMSovereign represents and warrants to Lender that COMSovereign is duly authorized and has obtained all necessary consents and approvals required by its corporate governance documents, required by applicable law, or, necessary to be obtained from any governmental authorities and third parties which are required for the valid and binding issuance and delivery of the Shares by COMSovereign to Lender.

3. Acknowledgments. COMSovereign hereby acknowledges that (i) a breach of this Agreement shall be a breach of and an event of default under the Note, and, (ii) the Shares shall be consideration earned by Lender upon Lender entering into the Note.

4. Governing Law. This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of New York, without regard to principles of conflicts of law. Jurisdiction shall lie in New York with respect to all disputes, controversies, claims, actions and similar proceedings arising under this Agreement and the performance hereof by either party.

SIGNATURE PAGE FOLLOWS

IN WITNESS WHEREOF, each COMSovereign and Lender have each caused their duly authorized officer, member or manager, as applicable, to be duly executed as of the date first above written.

COMSOVEREIGN HOLDING CORP.

By:	/s/ Daniel L. Hodges
Name: Daniel L. Hodges
Title: Chairman and CEO

MARK VANDERBEEK

By:	/s/ Mark Vanderbeek
Name: Mark Vanderbeek